                                                                    EXHIBIT 99.1

[POWELL INDUSTRIES, INC. LOGO]                                     PRESS RELEASE


                                     Client: Powell Industries, Inc.

                                   Contacts: Don R. Madison, CFO
                                             Powell Industries, Inc.
                                             713-947-4422

                                             Ken Dennard / kdennard@easterly.com
                                             Karen Roan / karen@easterly.com
                                             Easterly Investor Relations
                                             713-529-6600

                           POWELL INDUSTRIES APPOINTS
                          DELOITTE & TOUCHE AS AUDITOR

HOUSTON -- MAY 29, 2002 -- Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the control, distribution and management of electrical and other dynamic processes, today announced that its Board of Directors has appointed Deloitte & Touche, LLP as the Company's independent auditors for fiscal year 2002. The appointment of Deloitte & Touche was made after an extensive review of a number of top-ranked public accounting firms. The final selection was made at the recommendation of the Audit Committee of the Company's Board of Directors.

      Prior to the selection of Deloitte & Touche, Arthur Andersen LLP had served as Powell Industries' independent auditors. The decision to change auditors was not the result of any disagreement between Powell Industries and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Arthur Andersen has provided exemplary services as independent auditors to Powell Industries since 1990 and the Company has valued its relationship with the firm.

      Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

                                      # # #